Exhibit 10.15

Master Supply Agreement

between

MANSCAPED, INC.

and

Ningbo Unibono Appliance Co., Ltd.

PREAMBLE

This Master Supply Agreement (this “Agreement”), dated [DATE] (the “Effective Date”), is entered into between MANSCAPED, Inc., a Delaware corporation, located at 10054 Old Grove Road, San Diego, CA 92131 (“Buyer”) and Ningbo Unibono Appliance Co., Ltd., located at 19 Yanshanhe North Road Beilun, Ningbo China 315812 (“Seller”, and together with Buyer, the “Parties”, and each, a “Party”).

DEFINITIONS

Agreement: Preamble

Background Intellectual Property Rights: 14.2

Bailed Property: 17.1

Buyer: Preamble

Buyer Indemnified Parties: Section 11.1

Buyer’s Intellectual Property: Section 14.1

Cap: Section 9.5

Claim: Section 11.1

Confidential Information: Section 15.1

Defective; Defective Products: Section 9.2

Deposit Invoice: Section 6.5

Equipment: Section 17.1

Finished Goods Invoice: Section 6.5

Disclosing Party: Section 15.1

Effective Date: Preamble

Excess Products: Section 5.4

Force Majeure Event: Section 15.8

Forecast: Section 3.1

Foreground Intellectual Property Rights: 14.3

Initial Term: Section 7.1

Intellectual Property Rights: Section 14.1

Nonconforming Products: Section 5.4

Notice; Notify: Section 15.10

Party; Parties: Preamble

Prices: Section 1.1

Products: Section 1.1

Purchase Orders: Section 4.1

Recalled Products: Section 10.1

Receiving Party: Section 15.1

Reimbursement Authorization: Section 17.2

Renewal Term: Section 7.2

Seller: Preamble

Seller’s Property: Section 17.5

Seller’s Intellectual Property: Section 14.1

Specifications: Section 9.1

Term: Section 7.2

Tooling: Section 17.2

Warranty Period: Section 9.1

SECTION 1

AGREEMENT TO PURCHASE AND SELL PRODUCTS

Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Buyer may purchase the products in Attachment A (“Products”) from Seller, and Seller shall sell Products to Buyer, at the prices in Attachment A (“Prices”).

Section 1.2 No Right to Manufacture and Sell Products or Similar Goods to Other Parties. During the Term, Seller shall not manufacture or sell to anyone other than Buyer, or enter into any agreement with anyone other than Buyer related to the manufacture or sale of, the Products or other goods or products that are similar to or competitive with the Products. Seller shall not, at any time, use any of Buyer’s Intellectual Property (including Foreground Intellectual Property Rights and Background Intellectual Property Rights) to manufacture or sell Products or other goods or products that are similar to or competitive with the Products to any other buyer. This Section will survive expiration or termination of this Agreement.

SECTION 2

ORDER OF PRECEDENCE

Section 2.1 Order of Precedence. This Agreement and the subsequent Purchase Orders exclusively control the Parties’ rights and obligations. If any terms in this Agreement or a Purchase Order conflict with each other, the order of precedence is: (a) this Agreement, and (b) the relevant Purchase Order. The terms in this Agreement will be incorporated into all Purchase Orders.

Buyer rejects all additional or conflicting terms in Seller’s confirmations, invoices, or other communications, and all attempts to modify, or alter this Agreement or a Purchase Order. Such additional or conflicting terms will not bind the Parties unless the Parties have approved such alternative terms in a signed writing.

SECTION 3

NONBINDING FORECASTS

Section 3.1 Provision of Forecasts. Buyer agrees to provide Seller with Forecasts. “Forecast” means, for any six (6) month period, a good faith estimate of Buyer’s requirements for Products in each month of the upcoming six (6) month period. However, Buyer is not required to purchase any minimum quantity of Products.

Seller shall guarantee as a minimum, capacity sufficient to supply Products up to one hundred percent (100%) in excess of the volume listed in Attachment A. Such excess capacity will be available on a monthly and six (6) month period basis.

Seller shall dual source its procurement of supplies and raw materials necessary to make the Products.

SECTION 4

ORDER PROCEDURE

Section 4.1 Purchase Orders. Buyer shall issue purchase orders on Buyer’s standard form to Seller or enter into a mutually agreeable scheduling agreement with Seller for Products (“Purchase Order(s)”). In each Purchase Order, Buyer shall include: (a) each Product it is ordering, identified by model or part number, (b) the amount of each Product it is ordering, (c) the unit price of each Product it is ordering, (d) the location for delivery, and (e) the delivery date, allowing reasonable time for Seller to receive, review, process the Purchase Order and ship the Products. Accepted Purchase Orders will create an independent contractual relationship between Seller and Buyer.

Section 4.2 Seller’s Acceptance and Rejection of Purchase Orders. Within two (2) business days of receiving Buyer’s Purchase Order, Seller shall notify Buyer whether it is accepting or rejecting the Purchase Order. The Parties will be bound by the Purchase Order (i) when Seller gives Buyer notice of its acceptance, or (ii) if Seller fails to notify Buyer of its acceptance or rejection within two (2) business days of receiving Buyer’s Purchase Order. In either case, Seller will be deemed to have waived any objection to the terms of a Purchase Order. In its notice of rejection, Seller shall include specific grounds for the rejection. Seller may only reject a Purchase Order if it is not in accordance with this Agreement, any other agreement applicable to the Purchase Order. Seller may propose a modification to a Purchase Order by including a modified Purchase Order in its notice to Buyer, for Buyer to accept or reject by notice to Seller.

Section 4.3 Buyer’s Right to Terminate Purchase Orders.  Buyer may, in its sole discretion, on Notice to Seller, without liability or penalty, terminate any Purchase Orders with or without cause effective as specified in such Notice. Buyer shall give such Notice at least thirty (30) business days prior to the frozen window period listed in Attachment A for custom products, and at least thirty (30) business days prior to the scheduled shipment date of standard off-the-shelf products.

Upon Notice of termination of a Purchase Order, Seller shall: (a) immediately cease work and purchasing materials relating to the Purchase Order, and (b) if Buyer requests, deliver to Buyer all or any portion of finished Products ordered under the Purchase Order at the Prices, and work-in-process at cost.

Section 4.4 Buyer’s Right to Request Changes to Purchase Orders.  At any time, but at least thirty (30) day’s prior to shipment of Products to Buyer, Buyer may, on Notice to Seller, request changes to a Purchase Order for such Products. Within two (2) business days after receiving the request, Seller shall submit to Buyer its good faith description of the impact of such changes on the following terms in a Purchase Order: (a) the quantity of Products, (b) the delivery date, (c) the unit Price for each Product, and (d) the delivery location. Buyer may then submit an amended Purchase Order reflecting all Buyer-accepted changes.

Section 4.5 Reports. At Buyer’s request, Seller shall provide a report listing all work in process and committed delivery dates to Buyer for all outstanding Purchase Orders.

SECTION 5

DELIVERY AND ACCEPTANCE OF PRODUCTS

Section 5.1 Delivery Requirements. Time, quantity and delivery to the location specified in a Purchase Order are of the essence. Seller shall deliver Products on the date and to the location specified in a Purchase Order. Delivery times will be measured to the time that Products are received at the delivery location. Unless the Parties agree in writing, Seller may not make partial shipments of Products.

Section 5.2 Title and Risk of Loss. Title and risk of loss to delivered Products passes to Buyer upon the earliest of (a) payment for the Products, or (b) Buyer’s acceptance of the Products.

Section 5.3 Ingredients and Materials Disclosure. Upon Notice from Buyer, Seller shall promptly provide information to enable Buyer to timely comply with Buyer’s and its customers’ due diligence, disclosure and audit requirements, including inquiry of Seller’s supply chain identifying conflict minerals and their country of origin in each Product.

Section 5.4 Acceptance of Products. Buyer’s obligation to inspect Product at delivery shall include the following: (i) examine whether a delivery corresponds to the quantity and type of Products ordered and (ii) whether there are any external recognizable transportation damages or other deficiencies. If Buyer discovers any deficiency during this inspection or at any later stage, it shall promptly inform Seller of such deficiency.

If Buyer reasonably determines, in its sole discretion that delivered Products do not conform to the relevant Purchase Order (“Nonconforming Products”), or are in excess of the quantities ordered under the relevant Purchase Order (“Excess Products”), Buyer may, without limitation to its other rights, at its option: (a) (i) reject and return Nonconforming Products to Seller for a refund plus any inspection, test, shipping, handling, and transportation charges paid by Buyer or (ii) require prompt correction or replacement of Nonconforming Products at Seller’s expense, (b) reject and return Excess Products to Seller for a refund, plus any shipping, handling, and transportation charges paid by Buyer, or (c) retain such Products.

Upon earlier of: (i) completion of inspection or (ii) thirty (30) days from receipt of Products, unless Buyer rejected the Product, Buyer shall be deemed to have accepted the Product. Acceptance of the Product does not waive Buyer’ right to assert a breach of warranties at a later date.

SECTION 6

PRICE AND PAYMENT

Section 6.1 Price. Buyer shall pay for each Product, as listed in Attachment A.

Section 6.2 Price Changes. Seller shall not increase Prices during the Initial Term. If Seller wishes to increase Prices during a Renewal Term, Seller shall Notify Buyer by submitting documentation to justify its proposed price increase at least ninety (90) days prior to the proposed increase. Buyer shall consider the proposal in good faith but is not obligated to accept such proposal unless, at a minimum, Buyer’s customer(s) accept such proposal.

Section 6.3 Most Favored Customer. Seller shall assure that the Price, technology, design, and quality of the Products remain competitive with similar products available to Buyer. If, in Buyer’s reasonable opinion, the Products are not competitive, Buyer will Notify Seller of the area(s) in which another product is more competitive. If, within thirty (30) days of Notice, Seller does not agree to immediately sell the Products on competitive terms, Buyer may, in addition to its other rights, terminate this Agreement without liability.

Section 6.4 Invoice Delivery. Seller shall invoice Buyer for each delivery of Products within two (2) business days after Buyer accepts delivery.

Section 6.5 Invoice Procedure and Requirements. Seller shall: (a) make each invoice to Buyer in writing, including: (i) an invoice date and number, (ii) reference to the applicable Purchase Order number, (iii) description of Products or services provided, (iv) the total amount due, and (v) the calculation of the total amount, and (b) send each invoice to accounting@manscaped.com. Seller shall submit one invoice when commencing work on or ordering component parts for a given Purchase Order in the amount of 25% of the total Purchase Order amount (“Deposit Invoice”). Seller shall submit a second invoice upon pick-up of the finished goods, or portion thereof, of the purchased Products totaling 75% of the total Purchase Order amount (“Finished Goods Invoice”).

Comments: 40% (Deposit Invoice), 60%

Section 6.6 Payment. Buyer shall pay each invoice: (a) within ten (10) business days after receiving each Deposit Invoice and within thirty (30) business days after receiving each Finished Goods Invoice; and (b) to the account Seller specifies. Buyer understands that Seller may not start work on any PO until the amount paid in the Deposit Invoice has been received.

Section 6.7 Invoice Disputes. Buyer shall Notify Seller of any disputed invoice within thirty (30) business days after receiving an invoice. The Parties shall seek to resolve all disputes expeditiously and in good faith. Seller shall continue performing its obligations under this Agreement during any dispute.

Section 6.8 Setoff Permitted. Without prejudice to any other right or remedy it may have, Buyer may, after good faith discussion with Seller, set off any liability it owes to Seller against any liability for which Buyer determines in good faith Seller is liable to Buyer.

SECTION 7

TERM and TERMINATION

Section 7.1 Initial Term. This Agreement begins on the Effective Date and continues for two (2) years, unless terminated earlier (“Initial Term”).

Section 7.2 Renewal Term. Upon expiration of the Initial Term, this Agreement automatically renews for one (1) year unless either Party provides Notice of nonrenewal at least one hundred and eighty (180) days before the end of the current term, or unless terminated earlier (each a “Renewal Term” and together with the Initial Term, the “Term”).

Section 7.3 Buyer’s Right to Terminate on Notice. Buyer may terminate this Agreement, including all outstanding Purchase Orders, performance of which is due after the termination date, for any reason on one hundred and eighty (180) days’ Notice to Seller.

Section 7.4 Buyer’s Right to Terminate for Breach. Buyer may terminate this Agreement, including all outstanding Purchase Orders, on Notice to Seller, if: (a) Seller refuses to accept, or threatens to refuse to accept, any of its obligations, (b) Seller is in breach of, or threatens to breach, any material representation or warranty in this Agreement or otherwise given by Seller to Buyer, (c) Seller becomes insolvent or makes a general assignment for the benefit of creditors or files or has filed against it a petition in bankruptcy or reorganization, or pursues any other remedy under any law relating to the relief of debtors, or if a receiver is appointed for any of Seller’s property or business, (d) Seller transfers or sells all or a substantial portion of its property or business, or if a substantial or controlling interest in Seller is acquired by a party having interests that may be adverse to Buyer, or (e) if a Force Majeure Event affects Seller’s performance for more than thirty (30) days.

Section 7.5 Seller’s Right to Terminate for Breach. Seller may terminate this Agreement on Notice to Buyer, if: (a) Buyer is in breach of any material representation or warranty, or (b) Buyer becomes insolvent or makes a general assignment for the benefit of creditors or files or has filed against it a petition in bankruptcy or reorganization, or pursues any other remedy under any law relating to the relief of debtors, or if a receiver is appointed for any of Seller’s property or business.

Section 7.6 Effect of Termination. Upon receipt of the Notice of termination, Seller and its suppliers / subcontractors shall immediately stop all work on Purchase Orders. Upon termination: (a) Buyer shall pay any undisputed amounts it owes to Seller and (b) Seller shall refund any payments received but not yet earned, including work not performed, or goods not delivered.

Section 7.6 Effect of Expiration or Termination.

(a) Immediately upon the effectiveness of a Notice of termination delivered by Buyer to Seller, Seller shall, unless otherwise directed by Buyer, and subject to Seller’s obligation provide resourcing cooperation under Section 7.7: (i) promptly terminate all performance under this Agreement and under any outstanding Purchase Orders; (ii) transfer title and deliver to Buyer all finished Products completed prior to effectiveness of the Notice of termination; and (iii) return to Buyer all Bailed Property and any other property furnished by or belonging to Buyer or any of Buyer’s customers, or dispose of such Bailed Property or other property in accordance with Buyer’s instructions (provided that Buyer will reimburse Seller for the actual, reasonable costs associated with such disposal);

(b) Expiration or termination of the Term will not affect any rights or obligations of the Parties that: (i) come into effect upon or after termination or expiration of this Agreement; or (ii) otherwise survive the expiration or earlier termination of this Agreement and were incurred by the Parties prior to such expiration or earlier termination.

(c) Upon the expiration or earlier termination of this Agreement, each Party shall: (i) return to the other Party and/or destroy and certify such destruction in writing, all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information and (ii) permanently erase all of the other Party’s Confidential Information from its computer systems.

Section 7.7 Resourcing Cooperation. Upon Notice from Buyer and expiration or termination of this Agreement, Seller shall take the following actions and such other actions as Buyer may reasonably require to transition production of Products from Seller to an alternative seller without production disruptions: (a) manufacture, deliver and sell to Buyer a sufficient inventory of Products to ensure that the transition will proceed without interruption or delay to Buyer’s or Buyer’s customers’ production of products incorporating the Products with pricing equivalent to the Pricing in effect immediately before expiration or termination, (b) for any custom Products, promptly (i) provide Buyer all requested information and documentation regarding and access to Seller’s manufacturing process, including onsite inspections, bill of material data, tooling and process detail and samples of supplies and components, and (ii) assign to Buyer or an alternative seller any or all supply contracts or orders for raw materials or components relating to this Agreement and any outstanding Purchase Orders, (c) sell to Buyer, at Seller’s actual cost, any or all work in process and raw materials inventory relating to this Agreement and any outstanding Purchase Orders, and (d) sell to Buyer any or all finished Products.

SECTION 8

SELLER’S OBLIGATIONS

Section 8.1 General Compliance with Laws. Seller represents and warrants that all Products are designed, produced, packaged, shipped and sold in compliance with all federal, state and local laws, orders, rules and regulations applicable to: (a) Products where such products are manufactured and delivered to Buyer and (b) Seller. Seller shall, at its own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the sale of the Products. Seller shall comply with the Supplier Code of Conduct attached as Attachment C. Seller shall indemnify, defend and hold harmless Buyer, its affiliates, and customers from any liability, loss or damage arising out of Seller’s failure to comply with this Section.

Section 8.2 Export Compliance. Seller shall comply with the export control regulations of the jurisdictions in which the Products and associated technical data will be designed, manufactured, transported, and sold. Seller shall provide applicable tariff codes and Export Control Classification Numbers (ECCN’s) for the Products to Buyer at least two (2) weeks prior to shipment of Products to Buyer.

Section 8.3 Protection against Supply Interruptions. Seller shall, at its own expense, take appropriate actions to ensure the uninterrupted supply of Products to Buyer for not less than forty-five (45) days during any foreseeable circumstance that could delay Seller’s performance, whether or not such circumstance is a Force Majeure Event.

Section 8.4 Duty to Advise. Seller shall promptly Notify Buyer of any of any circumstance reasonably likely to cause any of the following: (a) Seller’s failure to perform any of its obligations, (b) any delay in Product delivery, (c) any Product Defect or quality problem, (d) any change in control of Seller, (e) any deficiency in Buyer’s Specifications, samples, prototypes, or test results, and/or (f) any change in Seller’s insurance coverage, or professional certifications.

Section 8.5 Quality.

(a) Seller shall meet or exceed Buyer’s Product quality and reliability standards as provided in Attachment B. Upon request, Seller shall provide test samples of Products to determine if their production is in accordance with Specifications and quality standards. Seller shall perform quality inspections of Products before delivery and certify inspection results.

(b) Seller shall maintain a quality assurance program to address at a minimum, incoming inspections, work-in-process and final inspections. Upon reasonable Notice, Seller shall permit Buyer and its customers to inspect Seller’s facility and production line and review its QA program.

(c) Seller shall provide reasonable support to address and correct quality concerns. In addition to its other rights and remedies, Buyer may hold Seller responsible for costs associated with quality issue investigation and containment to the extent caused by Seller’s acts or omissions.

(d) Seller represents: (i) it shall make commercially reasonable efforts to comply with ISO9001, and (ii) it is compliant with current Good Manufacturing Practices (cGMP) and FDA 21 CFR standards (to the extent Seller is providing related Products or services). Seller shall use commercially reasonable efforts to obtain other certifications customary for the manufacturers of the goods of the same type as the Products, such as IATF 16949:2016. Seller shall promptly provide a copy of these certificates to Buyer upon execution of this Agreement, and provide updated certificates as issued.

Section 8.6 Product Changes; Discontinuance.

(a) Upon Notice from Buyer, Seller shall promptly make changes to custom Products, which may include changes in the design, drawings, specifications, formulation, processing, inspection, testing, quality control, or methods of packing and shipping.

(b) Seller may not make any changes to custom Products without Buyer’s prior written approval, including: (i) the location at which Products are manufactured, (ii) the composition, fit, form, function or appearance of Products, or (iii) chemicals, materials or components used in production of Products.

(c) Seller may make changes to standard, off-the-shelf Products only upon six (6) months’ Notice to Buyer, if Buyer has purchased such Products within the last thirty-six (36) months.

(d) Seller shall not discontinue any custom Products during the Term without Buyer’s advance written approval, which shall not be unreasonably withheld. If Buyer grants such approval, Seller shall allow Buyer a last time buy of the custom Products which are to be discontinued on the terms in effect prior to the notice of discontinuance. Seller shall be responsible for Buyer’s costs and expenses to store all Products purchased by Buyer in such last time buy.

(e) Seller shall Notify Buyer at least twelve (12) months before discontinuing the sale of any standard, off-the-shelf Product which Buyer has purchased within the prior thirty-six (36) months. Seller shall allow Buyer a last time buy of the standard, off-the-shelf Products which are to be discontinued on the terms in effect prior to the notice of discontinuance.

(f) If Seller learns of a possible Product-related change that may reduce costs, improve quality, or be beneficial to Buyer, Seller shall promptly notify Buyer of the possible change.

Section 8.7 Buyer’s Property. All information, tools, jigs, dies, molds, drawings, specifications and materials supplied or paid for by Buyer will remain Buyer’s property and shall be held by Seller for Buyer unless directed otherwise. With respect to such items, Seller shall: (a) account for the items, (b) keep the items in good working condition, (c) keep the items fully covered by insurance at no cost to Buyer, (d) use the items only for the performance of Buyer’ orders, and (e) upon request, promptly return the items to Buyer.

Section 8.8 Continuous Improvement. Seller shall use reasonable efforts to continuously improve competitiveness and performance in all areas of the relationship with Buyer including, but not limited to co-development in the design cycle, quality, release lead time, minimum release quantity and pricing. Seller shall use reasonable efforts to (i) evaluate and promptly communicate opportunities to Buyer for cost/price reductions on active and new Products, (ii) advance its economies of production and technical improvements to remain competitive with Seller’s competitors, and (iii) consider in good faith Buyer’s suggestions on manufacturing efficiencies, and provide to Buyer the price and/or performance benefits of those improvements as they become available. Seller shall promptly pass along to Buyer fifty percent (50%) of the benefit of all cost reductions made possible by process improvements, inventory reduction, reductions in material or labor costs, or other cost reductions related to the Products.

SECTION 9

PRODUCT WARRANTIES

Section 9.1 Product Warranties. Seller warrants that for thirty-six (36) months from Product shipment (the “Warranty Period”): (a) custom Products will conform to Buyer’s specifications in Attachment B, as designated on a Purchase Order, or as mutually agreed to in writing (“the Specifications”), (b) standard “off-the-shelf” Products will conform to Seller’s relevant data sheets delivered in Seller’s Production Part Approval Process (PPAP) documentation to Buyer and agreed to by Buyer as part of PPAP, (c) Products will conform, in all respects, to the samples or descriptions provided by Seller to Buyer, including fit, form and function criteria not otherwise stated on Seller’s datasheets or specifications, (d) under normal handling, storage, and use Products will be of merchantable quality and free from defects in materials and workmanship, (e) Products will not infringe upon any third party intellectual property rights, (f) Products will be for the purpose intended by Buyer and its customers, of which the Seller is aware, (g) Products and Seller will comply with all applicable laws, and (h) Products will be new and conveyed to Buyer with good title, free and clear of all encumbrances.

Section 9.2 Remedies for Breach of Warranties. During the Warranty Period, if Products do not comply with Section 9.1 (“Defective” or “Defective Products”), Seller shall, at Buyer’s sole discretion: (a) repair or replace Defective Products, or (b) credit or refund the Price of Defective Products paid by Buyer.

Buyer shall ship Defective Products, at Seller’s expense and risk of loss to Seller. Seller shall promptly, at its expense and risk of loss, ship repaired or replaced Products to a location designated by Buyer.

Seller shall be responsible for all associated documented costs, expenses and damages related to the Defective Products, including without limitation, inspection, sorting, repair, rework, or replacement of Defective Products and/or any system or component that incorporates Defective Products and charges flowing down to Buyer from its direct and indirect customers related to Defective Products.

If Seller fails to promptly repair or replace Products, Buyer may do so and Seller shall reimburse Buyer for Buyer’s actual and reasonable expenses associated with procurement of the alternative replacement product.

Section 9.3 Product Warranty Exclusions. Seller’s product warranties will not apply if Seller can prove that Defective Products have been: (a) subject to abuse, misuse, neglect, accident or improper installation by Buyer, its agents or customers, or (b) altered or repaired by a third party other than one authorized by Seller in writing.

Section 9.4 Communication on Defective Products.

(a) Notice and Initial Actions. Buyer shall promptly notify Seller if a quality problem occurs and Buyer or its customer suspect that a Product is Defective. Upon receipt of such notice, Seller must within the first eight (8) hours: (i) identify and secure relevant batch, lot and production data within its control, and (ii) submit an RMA to Buyer to allow Buyer or Buyer’s end-customer to ship samples of the Defective Product to Seller via “priority overnight” shipment. Buyer’s notice of a quality problem shall include or be promptly followed by a Supplier Corrective Action Report (SCAR) with information on the failure mode and to the extent available, traceability and pictures of the Defective Product.

(b) Root Cause Analysis and Investigation Communications. Following receipt of a SCAR from Buyer, Seller shall take the following actions: (i) immediately acknowledge receipt of the SCAR, (ii) within twenty-four (24) hours, submit an initial corrective action report to Buyer and initiate containment actions, as appropriate, (iii) within forty-eight (48) hours, submit a 3D Interim Action and Containment response to Buyer, (iv) within three (3) business days, submit its analysis of root cause and initial 8D to Buyer, and (v) within ten (10) business days, the final 8D with root cause response to Buyer. If Buyer and Seller together in good faith determine that the circumstances of the quality problem are sufficiently complex, requiring extended analysis or third party laboratory testing, Seller shall submit the 8D response (not in its final form) and a status update every five (5) business days after the initial due date for the final 8D.

(c) Buyer and Seller agree to cooperate in good faith, including dedicating sufficient personnel with relevant knowledge and experience, to expedite the investigation and root cause analysis to minimize interruption of business and losses in the field.

Section 9.5 Warranty Cap. Seller’s liability for any special, incidental or consequential damages, including, but not limited to loss of profits, will not exceed sixty-four million USD ($64,000,000.00 USD) per occurrence (“Cap”). The Cap will not apply to recall campaigns in Section 10 or to Seller’s indemnification obligations in Section 11. “Occurrence” in this section will include all defects arising from the same event.

SECTION 10

PRODUCT RECALLS

Section 10.1 Product Recalls. If Buyer, Buyer’s customers, Seller or any governmental authority determines that a recall campaign is necessary for the Products (“Recalled Products”), either Party may implement such recall campaign. At Seller’s sole cost and expense: (i) as determined by the Parties, Buyer shall return Recalled Products to Seller or destroy Recalled Products, and (ii) at Buyer’s option, Seller shall promptly repair or replace Recalled Products, or credit or refund Prices for Recalled Products.

The foregoing will apply even if the warranties in this Agreement have expired. Seller is liable for all of Buyer’s costs associated with a recall campaign if such campaign is based on a reasonable determination that: (a) the Products are Defective, or fail to conform to applicable Law, or (b) the basis for the recall arose from Seller’s negligence or willful misconduct. Where applicable, Seller shall pay all reasonable costs and expenses associated with determining whether a recall campaign is necessary.

SECTION 11

INDEMNIFICATION

Section 11.1 Seller Indemnification. Seller shall defend, indemnify and hold harmless Buyer, its officers, directors, employees, affiliates, parent corporation, agents, customers, and vendors (“Buyer Indemnified Parties”) against all damages, claims, liabilities and expenses (including reasonable attorneys’ fees and costs of litigation) arising out or relating to a third party claim (“Claim”) arising out of (a) a defect in design, workmanship, materials or service provided by Seller under this Agreement, (b) any intentional or negligent act or omission by Seller, its employees, agents or contractors, or (c) infringement of intellectual property contributed by Seller and incorporated into the Products or services performed under this Agreement. This indemnification obligation is in addition to Seller’s warranty obligations. Seller’s indemnity obligations will not apply if the Claim is proximately caused by Buyer’s negligent design, assembly or installation.

In addition, if such claim for intellectual property infringement is or is likely to be made, Seller shall, at its own expense, exercise the first of the following that is reasonably practicable: (a) obtain for Buyer the right to continue to use and sell the Products consistent with this Agreement, (b) modify the Products so they are non-infringing and in compliance with this Agreement, (c) replace the Products with non-infringing ones that comply with this Agreement, or (d) at Buyer’s request and at Seller’s expense, accept the cancellation and return of infringing Products without Buyer having any cancellation liability and refund to Buyer any amount paid for such infringing Products.

Section 11.2 Exceptions to Seller’s Intellectual Property Indemnification. Seller is not obligated to indemnify or defend any Indemnified Party against a claim of intellectual property infringement if such claim results from any modifications or changes made to the Products by or on behalf of any third party, and without Seller’s consent, if infringement would have been avoided without such modification or change. Changes to Product made during or to enable its intended use shall not void this intellectual property indemnity (e.g., cutting leads or installation into a higher-level device or combination with another device).

Section 11.3 Buyer Indemnification. Buyer shall defend, indemnify and hold harmless Seller, its officers, directors, and employees against all damages, claims, liabilities and expenses (including reasonable attorneys’ fees and costs of litigation) arising out or relating to a Claim arising out of (a) Buyer’s alleged negligence or intentional misconduct with respect to activities or events that first occur after delivery of the Products to Buyer and not attributable to Seller, (b) product warranties made by Buyer which are in addition to, or different from the warranties provided by Seller under this Agreement, or (c) intellectual property infringement related to Buyer’s trademarks.

Section 11.4 Indemnification Process. As a condition to receiving indemnity under this Agreement, an indemnified party will promptly Notify the indemnifying party of the Claim for which it seeks indemnification. The failure to provide notice will relieve the indemnifying party of its obligations only to the extent that such failure materially prejudices the indemnifying party’s ability to defend the Claim. The indemnifying party shall have sole control of the defense of the claim. However, settlement of a claim requires prior written approval of the indemnified party, which shall not be unreasonably withheld or delayed. The indemnifying party shall use counsel reasonably acceptable to the indemnified party. The indemnified party may employ additional counsel at its own expense.

SECTION 12

INSURANCE OBLIGATIONS

Section 12.1 Insurance. During the Term and for two (2) years thereafter, Seller shall, at its own expense, maintain and carry in full force and effect, commercial general liability insurance (including product liability) in a sum no less than two million USD ($2,000,000.00 USD), all-risk property insurance covering Bailed Property and all of Seller’s Property, including Equipment, for its full replacement value, and with financially sound and reputable insurers. Upon Buyer’s request, Seller shall provide Buyer with a certificate of insurance evidencing the insurance coverage specified in this Section. The certificate of insurance shall name Buyer as an additional insured and loss payee. Seller shall provide Buyer with 30 days’ advance written notice in the event of a cancellation or material change in such insurance policy. Seller waives, and Seller shall cause its insurers to waive, any right of subrogation or other recovery against Buyer, its affiliates and their insurers.

SECTION 13

LIMITATION OF LIABILITY

Section 13.1 Limitation of Liability. EXCEPT FOR A CLAIM FOR WARRANTY, RECALL, INDEMNIFICATION, BREACH OF CONFIDENTIALITY, OR VIOLATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHT UNDER THIS AGREEMENT, NOTWITHSTANDING ANY CONTRARY PROVISION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES RESULTING FROM INTERRUPTION OF BUSINESS OR LOST PROFITS, EVEN IF SUCH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 14

INTELLECTUAL PROPERTY

14.1 Intellectual Property Rights Definitions.

(a) “Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) patents; (b) trademarks; (c) internet domain names, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, files, records, schematics, formulations, design drawings, data, data files, and databases and other specifications and documentation; (e) trade secrets; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the laws of any jurisdiction throughout in any part of the world.

(b) “Buyer’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Buyer, all Foreground Intellectual Property Rights (defined below) and any of Buyer’s Background Intellectual Property Rights (defined below) used in the design, production and manufacturing of the Products.

(c) “Seller’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Seller, including any of Seller’s Background Intellectual Property Rights used in the design, production and manufacturing of the Products.

(d) “Background Intellectual Property Rights” means Buyer’s Intellectual Property or Seller’s Intellectual Property, as applicable, except for any Foreground Intellectual Property Rights.

(e) “Foreground Intellectual Property Rights” means any and all of the Intellectual Property Rights developed with respect to, or for incorporation into, the Products, that are either developed by Buyer alone, by Buyer and Seller jointly or by Seller alone as requested by Buyer in connection with this Agreement.

14.2 Ownership. The Parties agree that:

(a) each Party retains exclusive ownership of its Background Intellectual Property Rights;

(b) Buyer does not transfer to Seller any of its Background Intellectual Property Rights, and Seller may not use any of Buyer’s Background Intellectual Property Rights other than to produce and supply Products to Buyer under this Agreement;

(c) Seller does not transfer to Buyer any of Seller’s Background Intellectual Property Rights, except that Seller grants to Buyer and its customers the right to resell Products or incorporate Products purchased from Seller into finished goods and to sell such finished goods to its customers;

(d) all Foreground Intellectual Property Rights will be owned by Buyer;

(e) Seller assigns to Buyer all of Seller’s right, title and interest in and to all Foreground Intellectual Property Rights, and, to the extent that any Foreground Intellectual Property Rights are copyrightable works or works of authorship (including computer programs, technical specifications, documentation and manuals), the Parties agree that such works are “works made for hire” for Buyer under the US Copyright Act;

(f) Seller shall only use the Foreground Intellectual Property Rights to produce and supply Products to Buyer; and

(g) Seller waives any claim against Buyer, including any hold harmless or similar claim, whether known or unknown, contingent or latent, in any way related to a claim asserted against Seller or Buyer for infringement of any Intellectual Property Rights.

14.3 Prohibited Acts. Each of the Parties shall not: (a) take any action that may interfere with the other Party’s Intellectual Property Rights, (b) challenge any right, title or interest of the other Party in such other Party’s Intellectual Property Rights, (c) make any claim or take any action adverse to such other Party’s ownership of its Intellectual Property Rights, (d) register or apply for registrations, anywhere in the world, to the other Party’s trademarks or any trademark that is similar to such other Party’s trademarks or that incorporates such trademarks in whole or in confusingly similar part, (e) use any mark, anywhere, that is confusingly similar to the other Party’s trademarks, (f) misappropriate any of the other Party’s trademarks for use as a domain name without such other Party’s prior written consent, or (g) alter, obscure or remove any of the other Party’s trademarks or trademark or copyright notices or any other proprietary rights notices placed on the Products, marketing materials or other materials.

14.4 License of Seller’s Background Intellectual Property Rights. Seller grants to Buyer an irrevocable, nonexclusive, worldwide, perpetual, royalty free license, with the right to grant sublicenses, to use Seller’s Background Intellectual Property Rights to produce, use, sell and to obtain, from alternate sources, products and services similar to the Products (including related systems and components) following the expiration or earlier termination of this Agreement and in connection with Buyer’s rights hereunder to purchase Products from an alternative source at any time during the Term.

SECTION 15

CONFIDENTIALITY

15.1 Scope of Confidential Information. During the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services (including any Forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” constitutes “Confidential Information”. Confidential Information does not include information that, at the time of disclosure and as established by documentary evidence: (a) is or becomes generally available to and known by the public other than as a result of any breach of this Section by the Receiving Party or any of its representatives, (b) is or becomes available to the Receiving Party on a nonconfidential basis from a third party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information, (c) was known by or in the possession of the Receiving Party or its representatives prior to being disclosed by or on behalf of the Disclosing Party, (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information, or (e) is required to be disclosed pursuant to a valid court order.

15.2 Protection of Confidential Information. The Receiving Party shall, for seven (7) years from receipt of such Confidential Information: (a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care, (b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement, and (c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The foregoing requirements apply to trade secrets as well, however, the protections in this Section 15 shall apply to trade secrets indefinitely.

The Receiving Party shall be responsible for any breach of this Section caused by any of its representatives. On the expiration or earlier termination of this Agreement, at the Disclosing Party’s written request, the Receiving Party and its representatives shall promptly destroy all Confidential Information and copies thereof that it has received under this Agreement, except for any data retained on Receiving Party’s computer servers which shall be destroyed according to Receiving Party’s document retention plan, and certify such destruction in writing to the Disclosing Party.

SECTION 16

AUDIT & INSPECTION

16.1 Audit and Inspection Rights. Seller grants to Buyer, and its authorized representatives, access to Seller’s premises (including Seller’s manufacturing operations used in production of the Products) and all pertinent documents and other information, whether stored in tangible or intangible form, including any books, records and accounts, in any way related to Seller’s performance under this Agreement (including Sellers’ processes and procedures), Products, Bailed Property or any payment or other transaction occurring in connection with this Agreement, for the purpose of auditing Seller’s compliance with the terms of this Agreement and any other agreements between Buyer and Seller, including Seller’s charges for Products, or inspecting or conducting an inventory of finished Products, work in process or raw material inventory or Bailed Property. Seller agrees to cooperate fully with Buyer in connection with any such audit or inspection. Seller shall maintain, during the Term and for a period of three years after the Term, complete and accurate books and records and any other financial information in accordance with GAAP. Seller shall segregate its records and otherwise cooperate with Buyer to facilitate any audit by Buyer. Seller shall reimburse Buyer for all amounts associated with errors discovered during an audit. In addition, Seller shall reimburse Buyer for the amount of Buyer’s reasonable costs and expenses incurred in conducting the audit if the results of such audit indicate that such discrepancy is greater than five percent of the total amount actually payable by Buyer for the period examined. If requested by Buyer, Seller shall use reasonable efforts to permit Buyer and its representatives to obtain from subcontractors or other suppliers to Seller the information and permission to conduct the reviews specified with respect to Seller in this Section.

SECTION 17

TANGIBLE PROPERTY

17.1 Bailment.

(a) All “Equipment” (collectively, “equipment” (as that term is defined in UCC Section 9-102(a)(33)) that is used in the manufacture, production or assembly of Products by Seller, and all machinery, equipment, Tooling, furnishings and fixtures (as such terms are defined in UCC Section 9-102) now owned or hereafter acquired by Seller, of any kind, nature or description, as well as all (a) additions to, substitutions for, replacements of and accessions to any of the foregoing items, (b) attachments, components, parts (including spare parts) and accessories installed thereon or affixed thereto, and (c) Intellectual Property Rights in connection with the foregoing) and other tangible property of every description, including supplies, materials, machinery, equipment, drawings, artwork, copy layout, electronic data and other items, furnished by Buyer (or Buyer’s customers) to Seller or to any supplier to Seller in connection with this Agreement, or for which Seller has been at least partially reimbursed by Buyer (collectively, “Bailed Property”) is and will remain the property of Buyer (or Buyer’s customer(s)), as applicable) and be held by Seller on a bailment at will basis.

(b) Only Buyer has any right, title or interest in and to Bailed Property, except for Seller’s limited right, subject to Buyer’s sole discretion, to use the Bailed Property in the performance of Seller’s obligations under this Agreement. Seller shall not use the Bailed Property for any other purpose. Seller shall not comingle Bailed Property with Seller’s property or with the property of any other person and shall not move any Bailed Property from Seller’s premises without Buyer’s prior written approval. Buyer may, at any time, for any reason and without payment of any kind, retake possession of any Bailed Property without payment or notice to Seller, or a hearing or a court order, which rights, if any, are waived by Seller. Upon Buyer’s request, Bailed Property will be immediately released to Buyer or delivered to Buyer by Seller. Seller’s continued holding of Bailed Property after demand has been made by Buyer for delivery will substantially impair the value of the Bailed Property, and Buyer will be entitled to a court order of possession without any need or proving damages or a bond. To the fullest extent permitted by law, Seller shall not allow any encumbrance to be imposed on or attach to the Bailed Property through Seller or as a result of Seller’s action or inaction, and Seller waives any encumbrance that it may have or acquire in the Bailed Property.

(c) Seller agrees that (i) Buyer is neither the manufacturer of the Bailed Property nor the manufacturer’s agent, (ii) Buyer is bailing Bailed Property to Seller for Seller’s benefit, (iii) Seller has inspected the Bailed Property and is satisfied that the Bailed Property is suitable and fit for its intended purposes, of which Seller is aware, and (iv) BUYER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF THE BAILED PROPERTY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE. Notwithstanding the foregoing, if the bailment relationship described in this Section is deemed to be a secured financing transaction, Seller grants to Buyer a continuing security interest in any rights or interests it may have in the Bailed Property.

17.2 Tooling Orders.

(a) Seller may not charge Buyer for the cost of manufacturing or procuring any tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) used by Seller in connection with its manufacture and sale of the Products, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances (collective “Tooling”) or other materials used in the production and sale of the Products unless Buyer agrees in writing to reimburse Seller for its actual reasonable costs of manufacturing or procuring such Tooling or other materials (a “Reimbursement Authorization”). Payment for such Tooling or materials will be due only after (a) Buyer has successfully completed all testing of such Tooling or materials required by Buyer, which will be conducted at Seller’s sole cost and expense, (b) Buyer has successfully conducted a tooling audit in accordance with its customer’s requirements, and (c) Seller has provided to Buyer detailed invoices documenting the actual costs incurred by Seller for such Tooling or materials, including copies of any invoice issued to Seller by any third party, and other any other information reasonably requested by Buyer with respect to such Tooling or materials (which may include CAD models and drawings). Buyer shall pay Seller only the actual cost of such Tooling or materials, not to exceed the authorized amount, if any, stated in the applicable Reimbursement Authorization.

(b) Such Tooling or other materials that are subject to a Reimbursement Authorization provided by Buyer will become Bailed Property (and title will vest in Buyer) immediately upon completion of all testing required by Buyer (provided that Buyer will not be relieved of its obligation to pay for such Tooling or materials in accordance with the terms of this Agreement) or, if earlier, any payment by Buyer to Seller. Any payments made by Buyer for Bailed Property are intended by Buyer to be held in trust for the benefit of any subcontractors or suppliers used by Seller to fabricate the Bailed Property that relate to such payments; and Seller agrees to hold such payments as trustee in express trust for such subcontractors or suppliers until Seller has paid the subcontractors or suppliers in full for the Bailed Property. Buyer will not pay for any Tooling necessary to produce sample products unless otherwise provided in the applicable Reimbursement Authorization.

17.3 Maintenance; Risk of Loss. Seller shall bear all risk of loss of and damage to Bailed Property. Seller shall, at its own expense, for the benefit of Buyer, insure all Bailed Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Section 12. As and when it is commercially reasonable to do so, Seller shall, at its sole cost and expense, maintain, repair, refurbish and replace Bailed Property. All replacement parts, additions, improvements and accessories for such Bailed Property will automatically become Buyer’s property upon their incorporation into or attachment to the Bailed Property. All replacements of Bailed Property will also be Buyer’s property. Seller shall replace any missing components of or inserts to any Bailed Property.

17.4 Inventory. Seller will maintain a written inventory of all Bailed Property that sets forth a description and the location of all Bailed Property and provide a copy of this inventory to Buyer upon request. Seller shall mark all Bailed Property permanently and conspicuously to identify it as the property of Buyer and indicate Buyer’s name and address. Seller shall immediately sign any documents reasonably requested by Buyer to evidence all of Buyer’s rights to and interests in Bailed Property. Seller grants to Buyer a limited and irrevocable power of attorney, coupled with an interest, to execute and record on Seller’s behalf any documents with respect to Bailed Property that Buyer determines are reasonably necessary to reflect Buyer’s interest in the Bailed Property.

17.5 Seller’s Property. Unless otherwise agreed to by Buyer in writing, Seller, at its sole expense, shall furnish, keep in good condition, and replace when necessary all Equipment and other items necessary or helpful for the production of Products (excluding Bailed Property, “Seller’s Property”). Seller shall insure Seller’s Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Section 12. Seller grants Buyer an irrevocable option to take possession of and title to all Seller’s Property that is used primarily or exclusively for the production of Product upon payment to Seller of the lesser of the net book value or fair market value of such Seller’s Property, in each case calculated according to GAAP, less any amounts that (a) Buyer has previously paid to Seller for the cost of such Seller’s Property or equipment and (b) Seller owes to Buyer; provided, however, that this option will not apply if such Seller’s Property is solely used to produce Goods that are Seller’s standard “off the shelf” products. Buyer’s right to exercise the foregoing option is not conditioned on Seller’s breach or Buyer’s termination of this Agreement or upon payment of any other amounts due under this Agreement.

SECTION 18

MISCELLANEOUS

Section 18.1 Amendment. This Agreement can be amended only in writing signed by both parties.

Section 18.2 Assignments and Subcontracting. Seller shall not assign or subcontract any part of this Agreement or any Purchase Order without Buyer’s written approval. Buyer may assign all rights and obligations under this Agreement in its sole discretion, due to a change in the control and/or ownership of Buyer.

Section 18.3 Choice of Law. This Agreement and all matters arising out of or relating to it, including all Purchase Orders are governed, construed, and enforced according to the laws of the state of California, U.S.A. Exclusive jurisdiction and venue will be in the courts of San Diego County, California. The United Nations Convention on Contracts for the International Sale of Products does not apply to this Agreement.

Section 18.4 Counterparts. This Agreement may be signed in counterparts, each of which is an original, and together, all counterparts form one single document. Delivery of an executed signature page by electronic means will be effective delivery.

Section 18.5 Cumulative Remedies. The remedies in this Agreement are cumulative. A party who asserts a right or seeks a remedy may also assert other rights or seek other remedies.

Section 18.6 Dispute Resolution. Unless stated otherwise in this Agreement, the Parties shall promptly negotiate any disagreement in good faith. If the Parties cannot resolve the disagreement within a reasonable time, either party may initiate legal action, in accordance with this Agreement.

Section 18.7 Entire Agreement. This Agreement, including and together with any related exhibits and attachments, together with the Purchase Orders constitutes the Parties’ sole and entire agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

Section 18.8 Force Majeure. Delay or failure of either Party to perform its obligations will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars, or acts of terrorism) (each, a “Force Majeure Event”). Seller shall give Buyer prompt Notice of any circumstance reasonably likely to result in a Force Majeure Event. Seller shall use all diligent efforts to end the Force Majeure Event, and ensure that its effects are minimized. In addition to its other rights, during any Force Majeure Event, Buyer may, at its option: (a) purchase Products from other sources without liability to Seller, and require Seller to reimburse Buyer for its additional costs of obtaining the substitute Products compared to the Prices for such Products under this Agreement, or (b) require Seller to provide Products from other sources in quantities and at a time requested by Buyer and at the Prices hereunder.

Section 18.9 Headings. Section headings are for convenience only.

Section 18.10 Notices. All notices and other communications under this Agreement (“Notice” and “Notify”) must be in writing and addressed as follows. All Notices must be delivered by personal delivery, overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid), or email. Except when stated otherwise in this Agreement, a Notice is effective (a) on receipt by the receiving Party, or (b) if mailed, on the earlier of the party’s receipt of it or three (3) days after mailing it.

Notice to Buyer: 10054 Old Grove Road, San Diego, CA 92131

Email: legal@manscaped.com

Attention: Chief Operating Officer and Vice President Legal

Notice to Seller: 19 Yanshanhe North Road Beilun, Ningbo China 315812

Email: lily@unibono.com

Attention: Sales Manager/International Business Department

Section 18.11 Relationship of Parties. Neither Party is an employee, agent, partner or joint venturer of the other Party. Neither Party has any authority to create any obligations on behalf of the other Party.

Section 18.12 Severability. Each provision must be interpreted in a way that is valid under applicable law. If any provision is held invalid, the rest of the Agreement will remain in effect.

Section 18.13 Successors and Assigns. If this Agreement is properly assigned, it will bind and benefit the successors and assigns of the parties.

Section 18.14 Survival. Sections 6.8, 7.7, 8.7, 9.1, 9.2, 9.3, 9.4, 9.5, 10.1, 11.1, 11.2, 11.3, 11.4, 12.1, 13.1, 14.1, 14.2, 14.3, 14.4, 14.5, 15.1, and 15.2 shall survive the expiration or termination of this Agreement.

Section 18.15 Waiver. A waiver or a breach of any term will not be considered (a) a waiver of a further breach of the same term or (b) a waiver of a breach of any other term.

Section 18.16 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES UNCONDITIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the Effective Date.

BUYER	SELLER

MANSCAPED, Inc.	Ningbo Unibono Appliance Co., Ltd.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: